             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

    Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

    Synthetic Industries, L.P.
------------------------------
(Name of Registrant as Specified In Its Charter)

    Dwight E. Wininger
----------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

----------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

----------------------------------------------------

    (5) Total fee paid:

----------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:


----------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

----------------------------------------------------

    (3) Filing Party:

----------------------------------------------------

    (4) Date Filed:

----------------------------------------------------

                                  Dr. Dwight E. Wininger
                                  c/o The Mills Law Firm
                                  300 Drake's Landing
                                  Suite #155
                                  Greenbrae, CA 94904
                                  May 30, 1997

Dear (Limited Partner):

    Like you, I am a limited partner in Synthetic Industries, L.P. ("the Partnership"). On behalf of all of us, I have filed two class action lawsuits to protect our investment in the Partnership. I am writing to you now to respond to a letter you may have received from the Partnership's General Partner. That letter, signed by Leonard Chill and dated March 21, 1997, informed you that the General Partner will soon propose a Plan of Dissolution of the Partnership ("Proposed Plan") for your approval.

    I urge you to view the Proposed Plan with the utmost suspicion and skepticism. As you may recall, in August of last year, the General Partner and the individuals who control it (Leonard Chill and his associates -- henceforth referred to as "Management") tried to jam through another plan to sell the stock owned by the Partnership through a public offering. If this plan had gone forward, the stock owned by the Partnership would have been sold at an unfairly low price. Fortunately, we were able to demand a partnership meeting to vote on this plan, and Management abandoned it.

    Moreover, as explained in more detail below, Management has repeatedly breached their fiduciary duties to us and damaged the value of our investment in the Partnership. Among other things, they have unfairly diluted the value of the stock owned by the Partnership and awarded themselves lucrative stock options and "golden parachute" employment agreements. In addition, Management has a grave conflict of interest which gives them a strong incentive not to pursue the options for liquidating the Partnership that are likely to produce the highest return for our investment in the Partnership.

    It is true that Management has not yet revealed the details of the Proposed Plan announced in the March 21 letter. Still, because of Management's past conduct and conflict of interest, I urge you to view Management's Proposed Plan with great suspicion and caution. I urge you NOT to submit any proxies or votes for or against the Proposed Plan until I and attorneys I have retained, who specialize in defending the rights of investors in limited partnerships, have had a chance to review the Proposed Plan and to communicate with you.

                   THE PARTNERSHIP, ITS ASSETS, AND ITS MANAGEMENT

    The Partnership's only asset is stock in Synthetic Industries, Inc. ("the Company"). The Partnership owns about two-thirds of this stock. The Management of the Partnership is also the management of the Company and is led by Leonard Chill. Management took control of the Partnership in 1993.


             MANAGEMENT'S ATTEMPT TO SELL THE PARTNERSHIP'S ASSETS AT AN
                                 UNFAIRLY LOW PRICE

    Until October 1996, the Partnership owned all of the stock of the Company. In August 1996, Management suddenly announced that all of the Company's stock would be sold through an initial public offering ("IPO"), and that the Partnership would then be liquidated. Seeking to block this transaction, I and 412 fellow limited partners retained The Mills Law Firm, a law firm which specializes in defending the rights of investors in limited partnerships.

    The Fall of 1996 was a particularly bad time for the Partnership to sell its Company stock. The Company had just completed a massive capital investment program, but the increased revenues and profits which would result from this program had not yet been reflected in the Company's reports.

    With the assistance of The Mills Law Firm, I and numerous fellow limited partners launched a vigorous campaign to stop the proposed IPO. By complying with onerous requirements in the partnership agreement, we demanded that Management call a meeting of the Partnership where the proposed IPO would be voted upon. In response to our legitimate demand for a vote, Management withdrew the IPO proposal.

                 MANAGEMENT'S DILUTION OF THE VALUE OF OUR INVESTMENT

    Unfortunately, Management went forward with a modified IPO plan -- an IPO of stock newly issued by the Company. A few weeks after conducting the IPO, the Company announced the expected substantial increase in its revenues and profits. The market price for the stock swiftly rose over 50 percent, up to between $19 and $20 per share. As of May 15, 1997, the Company's stock was trading at $18.75 per share.

    However, because the modified IPO occurred before the Company's improved performance was announced, the stock was sold at only $13 per share -- far less than its true value. Because the Company did not receive full value for its newly issued stock, the modified IPO reduced the value of the Partnership's stock in the Company. In addition, the IPO diminished the Partnership's ownership of and voting rights in the Company by roughly one-third.

                           MANAGEMENT'S STOCK OPTION GRANTS

    Over the last three years Management has granted itself various options to purchase well over ten percent of the Company's stock. Without our knowledge or approval, Management caused the Partnership to approve these stock options. These options have an exercise price far below the current value of the Company's stock. If the options are exercised, the result will be a significant dilution of the Partnership's interest in the Company and further damage to the value of our investment.

                            MANAGEMENT'S GOLDEN PARACHUTES

    In September 1996, Management caused the Company to grant Management lucrative long-term employment agreements. These agreements include "golden parachute" provisions that obligate the Company to pay Management a lump sum in excess of twice their annual six-figure salaries -- and to immediately vest Management's stock options -- in the event of a change of control of the Company.

    These employment agreements unfairly enrich Management and may lower the price the Partnership could receive in a sale of its controlling interest in the Company. A buyer of a controlling interest in a corporation often desires to install its own management. "Golden parachute" provisions can make doing so extremely costly for a buyer. Thus the employment agreements may substantially diminish the market value of the Partnership's stock in the Company and the value of our investment.

                          MANAGEMENT'S CONFLICT OF INTEREST

    Management has lucrative control positions in the Company. As a result, Management's interests are in deep conflict with our interests.

    Because the Partnership owns a controlling interest in the Company, the value of the Partnership's stock includes a "control premium." A "control premium" is often defined as the amount a purchaser is willing to pay for control of a corporation in excess of the value of the corporation's assets or the price of the corporation's publicly traded securities. In other words, a "control premium" reflects the value of the power a controlling shareholder has over a corporation. The Partnership can receive full value for its "control premium," which exists due to the Partnership's controlling interest in the Company, through transactions involving a change of control -- such as selling the controlling stock to a single purchaser, participating in a merger, or selling all of the Company's assets.

    But any such transaction would threaten Management's positions in the Company. Management's positions in the Company enable the members of Management to receive six-figure salaries and substantial bonuses and benefits. In 1996, Management's salaries ranged from $141,720 to $254,871. Management's positions in the Company also give Management great power -- power that Management has used to award itself the lucrative stock options and "golden parachute" employment agreements.

    If a transaction involving a change of control of the Company occurs, the entity which acquires control of the Company could remove Management from its lucrative control positions. Management therefore has a strong incentive to avoid entering the very transactions that are most likely to produce the highest return on our investment.

                      MANAGEMENT'S VIOLATIONS OF SEC REGULATIONS

    The March 21 letter that announced Management's Proposed Plan was a "proxy solicitation" subject to regulations of the Securities and Exchange Commission
(SEC). SEC regulations required the letter to be filed with the SEC, and prohibited the letter from being sent out unless it was accompanied or preceded by a "proxy statement" that made detailed disclosures about Management and the Proposed Plan. Management violated these SEC regulations. Management also violated SEC regulations by failing to disclose numerous material facts in the March 21 letter, including facts relating to Management's conflict of interest.

             CLASS ACTION LAWSUITS HAVE BEEN FILED TO PROTECT OUR RIGHTS

    I have filed two class action lawsuits on behalf of all of the limited partners in the Partnership to protect the value of our investment. The Mills Law Firm is prosecuting these lawsuits on our behalf.

    The first lawsuit, filed in Delaware, seeks damages for Management's dilution of the value of the Partnership's stock in the Company. In addition, the Delaware lawsuit seeks invalidation of Management's stock options and "golden parachute" agreements. The Delaware lawsuit also seeks to ensure that our investment in the Partnership is expeditiously liquidated at the highest possible price.

    The second lawsuit was filed in California. The California lawsuit seeks to remedy the violations of SEC regulations committed by Management in connection with their March 21 letter. The California lawsuit seeks to force Management to comply with SEC regulations and to disclose the material facts which were not disclosed in their March 21 letter.

             WE SHOULD BE HIGHLY SUSPICIOUS OF MANAGEMENT'S PROPOSED PLAN

    I believe that we should view the Proposed Plan recently announced by Management with the utmost skepticism and suspicion. Until the details of the Proposed Plan are disclosed, we cannot fully evaluate whether it is fair.

    However, based on what we now know, it appears that the Proposed Plan would destroy the Partnership's "control premium" by dissipating the Partnership's controlling interest in the Company through selling the Partnership's shares in the Company to the public. Moreover, the conflict of interest created by Management's desire to retain their control positions in the Company gives Management great incentives to dissipate the controlling interest and destroy the "control premium." Thus, Management has not even claimed that it has explored the transactions most likely to maximize the value of our investment -- transactions which would involve a change of control of the Company and which would thereby convert the "control premium" into cash value for us.

    Furthermore, Management's past misconduct -- their attempt to sell the all of the Company's stock at a depressed price, their dilution of the value of the Partnership's stock in the Company, their stock option grants and "golden parachutes," and their violations of SEC regulations -- should make us have grave doubts about any proposal made by Management.

    Therefore, I urge you NOT to submit any votes or proxies in favor or against Management's Proposed Plan until I and The Mills Law Firm, which specializes in defending the rights of limited partners, have had a chance to fully analyze the Proposed Plan and to communicate with you.

    My overriding goal is to ensure that our investment is liquidated at the highest possible price and as soon as possible. In pursuit of this goal, I and The Mills Law Firm are currently in the process of exploring alternatives for liquidating the Partnership and methods for ending Management's control over the Partnership.

    I will keep you informed about our progress. In the meantime, if you wish to discuss the protection of your investment in the Partnership, please feel free to call my attorney, Robert W. Mills of The Mills Law Firm, at
(415) 464-4770.

                                       Very truly yours,

                                       /s/ Dwight E. Wininger
                                       ----------------------

                                       Dr. Dwight E. Wininger